Exhibit 23.6
Consent of Independent Auditors
The Board of Directors
voestalpine Tubulars GmbH & Co KG
We consent to the use of our report dated September 25, 2006, with respect to the balance sheet of voestalpine Tubulars GmbH & Co KG (“VAT”) as of March 31, 2006 and the related statements of income for the years ended March 31, 2006 and 2005, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to a change in accounting principle relating to employee benefits.
KPMG
Wirtschaftsprüfungs- und Steuerberatungs GmbH
Vienna, Austria
January 24, 2008